Pipeline Data Announces Definitive Merger Agreement to Acquire Charge.com

Pipeline Data Inc. PPDA announced that it has executed a definitive merger agreement to acquire Florida-based Charge.com, Inc., an industry leader in e-commerce merchant acquiring.

The acquisition of Charge.com will bring Pipeline Data to the milestone of servicing over 25,000 accounts. The combined entity is expected to generate in excess of 1,000 new merchant applications monthly by year-end.

Under the terms of the agreement, Pipeline will acquire Charge.com for $7.5 million in cash and $9.5 million in shares of Pipeline Data common stock. Pipeline is required to close the transaction by December 19th of this year.

An added benefit from the merger agreement is that during the period between signing and closing the transaction, the parties have agreed that Pipeline's Alpharetta, GA wholesale processing division, Pipeline Data Processing, will service two-thirds of Charge.com's new merchant applications. While this provides an immediate financial benefit to Pipeline Data, management believes that post merger, these benefits will increase as Pipeline will service all the newly acquired Charge.com merchant agreements in-house at Pipeline's wholesale processing division. In addition, Charge.com currently outsources all of its gateway servicing. By utilizing Pipeline's own gateway technology, taking advantage of favorable processing contracts and capitalizing on operating efficiencies, Pipeline's management believes that it will achieve better margins than Charge.com previously achieved and, in fact, may be able to accelerate Charge.com's historical rate of growth.

About Charge.com:

Charge.com has developed a comprehensive Internet-based sales organization which produced approximately 500 new merchant accounts per month in 2004. The company has experienced earnings growth in excess of 30% in each of the last three years. For the year 2004, Charge.com reported $2.3 million in audited operating income, up 48% from $1.6 million in 2003.

About Pipeline Data Inc.:

Pipeline Data Inc. provides integrated transaction processing services for all major credit cards. The Company offers card processing services in three key areas: wireless mobile payments, e-commerce solutions and retail merchant payments. With the acquisition of Charge.com, Pipeline Data will serve over 25,000 accounts.

Safe Harbor Statement:

The information provided for in this Press Release contains forward-looking statements that involve risks and uncertainties more fully set forth in the Company's filing. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements relating to uncertainties that could affect performance and results of the Company in the future and, accordingly, such performance and results may materially differ from those expressed or implied in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to those relating to the Company's growth strategy, customer concentration, outstanding indebtedness, seasonality, expansion and other activities of competitors, changes in federal or state laws and the administration of such laws, protection of the securities markets and other risks detailed in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Statements made in this Press Release that are not historical facts are forward-looking statements that are subject to the "safe harbor" created by the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ significantly from those discussed and/or implied herein.

Contact  Information:   Pipeline  Data  Inc.  Lane  Gordon,   617-405-2600  x228
Lane.Gordon@pipelinedata.com www.pipelinedata.com